UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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TeleTech Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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May 12, 2017

Dear Stockholders,

On April 13, 2017, TeleTech Holdings, Inc. (“TeleTech”) filed its proxy statement for the 2017 Annual Meeting of Stockholders scheduled for May 24, 2017.  In the proxy statement, our Board of Directors unanimously recommended a vote “FOR” the election of seven director nominees listed in the proxy statement as Proposal 1.   Nine Board meetings were held in 2016.  Each director, except Mr. Mehta attended at least 94% of all Board and relevant committee meetings; Mr. Mehta attended 72% of all Board and relevant committee meetings in 2016.  Seven directors attended our Annual Meeting of Stockholders in 2016.  Mr. Mehta, a member of the Company’s Board has indicated his intent to retire from TeleTech’s Board after the conclusion of the Annual Meeting of Stockholders and will not stand for election.  Mr. Mehta’s decision to retire is not due to any disagreements with the Board of the Company.  The Company and the Board thank him for his dedicated service, valuable insights, and his contributions over the last thirteen years.

Our Board of Directors unanimously recommends that you vote “FOR” the election of all seven director nominees to our Board of Directors.

Thank you for your continued support of, and confidence in TeleTech.

Very truly yours,

KENNETH D. TUCHMAN
Chairman and Chief Executive Officer